SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 16)(1)

                    MEDICAL IMAGING CENTERS OF AMERICA, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)

                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    584578108
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                                 (CUSIP number)

                             STEVEN WOLOSKY, ESQUIRE
                     OLSHAN GRUNDMAN FROME & ROSENZWEIG LLP
                                 505 Park Avenue
                            New York, New York 10022
                                 (212) 753-7200
--------------------------------------------------------------------------------
                  (Name, address and telephone number of person
                authorized to receive notices and communications)

                                November 18, 1996
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

         Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

                  NOTE. six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)

                               (Page 1 of 7 Pages)

--------

        1    The  remainder  of this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

              The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------                      ----------------------------
CUSIP No. 584578108                    13D           Page 2 of 7 Pages
------------------------------                      ----------------------------


================================================================================
     1              NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                             STEEL PARTNERS II, L.P.
--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              SOURCE OF FUNDS*
                             PF, WC
--------------------------------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6              CITIZENSHIP OR PLACE OR ORGANIZATION

                             DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF                  7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                    - 0 -
  OWNED BY
    EACH          --------------------------------------------------------------
 REPORTING                  8          SHARED VOTING POWER
PERSON WITH
                                                - 0 -
                  --------------------------------------------------------------
                            9          SOLE DISPOSITIVE POWER

                                                - 0 -
                  --------------------------------------------------------------
                           10          SHARED DISPOSITIVE POWER

                                                - 0 -
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                             0
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             0
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON*

                             PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      ----------------------------
CUSIP No. 584578108                    13D           Page 3 of 7 Pages
------------------------------                      ----------------------------

================================================================================
     1              NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                          STEEL PARTNERS SERVICES, LTD.
--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              SOURCE OF FUNDS*
                             OO
--------------------------------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6              CITIZENSHIP OR PLACE OR ORGANIZATION

                             NEW YORK
--------------------------------------------------------------------------------
 NUMBER OF                  7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                    - 0 -
  OWNED BY        --------------------------------------------------------------
    EACH                    8          SHARED VOTING POWER
 REPORTING
PERSON WITH                                     - 0 -
                  --------------------------------------------------------------
                            9          SOLE DISPOSITIVE POWER

                                                - 0 -
                  --------------------------------------------------------------
                           10          SHARED DISPOSITIVE POWER

                                                - 0 -
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                             0
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             0
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON*

                             CO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      ----------------------------
CUSIP No. 584578108                    13D           Page 4 of 7 Pages
------------------------------                      ----------------------------




================================================================================
     1              NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                          WARREN LICHTENSTEIN
--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              SOURCE OF FUNDS*
                             PF, OO
--------------------------------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6              CITIZENSHIP OR PLACE OR ORGANIZATION

                             USA
--------------------------------------------------------------------------------
 NUMBER OF                  7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                    - 0 -
  OWNED BY        --------------------------------------------------------------
    EACH                    8          SHARED VOTING POWER
 REPORTING
PERSON WITH                                     - 0 -
                  --------------------------------------------------------------
                            9          SOLE DISPOSITIVE POWER

                                                - 0 -
                  --------------------------------------------------------------
                           10          SHARED DISPOSITIVE POWER

                                                - 0 -
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                             0
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             0
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON*

                             IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      ----------------------------
CUSIP No. 584578108                    13D           Page 5 of 7 Pages
------------------------------                      ----------------------------


================================================================================
     1              NAME OF REPORTING PERSONS
                    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

                            LAWRENCE BUTLER
--------------------------------------------------------------------------------
     2              CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) / /
                                                                       (b) / /
--------------------------------------------------------------------------------
     3              SEC USE ONLY

--------------------------------------------------------------------------------
     4              SOURCE OF FUNDS*
                             PF, OO
--------------------------------------------------------------------------------
     5              CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                    PURSUANT TO ITEM 2(d) OR 2(e)                          / /
--------------------------------------------------------------------------------
     6              CITIZENSHIP OR PLACE OR ORGANIZATION

                             USA
--------------------------------------------------------------------------------
 NUMBER OF                  7          SOLE VOTING POWER
   SHARES
BENEFICIALLY                                    - 0 -
  OWNED BY        --------------------------------------------------------------
    EACH                    8          SHARED VOTING POWER
 REPORTING
PERSON WITH                                     - 0 -
                  --------------------------------------------------------------
                            9          SOLE DISPOSITIVE POWER

                                                - 0 -
                  --------------------------------------------------------------
                           10          SHARED DISPOSITIVE POWER

                                                - 0 -
--------------------------------------------------------------------------------
     11             AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                    PERSON

                             0
--------------------------------------------------------------------------------
     12             CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                    CERTAIN SHARES*                                         / /
--------------------------------------------------------------------------------
     13             PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                             0
--------------------------------------------------------------------------------
     14             TYPE OF REPORTING PERSON*

                             IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------------                      ----------------------------
CUSIP No. 584578108                    13D           Page 6 of 7 Pages
------------------------------                      ----------------------------


         This constitutes Amendment No. 16 ("Amendment No. 16") to Schedule 13D filed by the undersigned on March 18, 1995 (the "Schedule 13D"). Except as specifically amended by this Amendment No. 16, the Schedule 13D, as amended, remains in full force and effect. Defined terms herein shall have the meaning specified in the Schedule 13D, except as otherwise provided herein.


                  Item 4 is amended to add the following paragraphs:

Item 4.           Purpose of Transaction.

                  On November 18, 1996, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated August 1, 1996, among US Diagnostic Labs, Inc., a Delaware corporation ("USDL"), MICA Acquiring Corporation, a California corporation and a direct wholly owned subsidiary of USDL ("Merger Sub") and the Issuer, Merger Sub was merged with and into the Issuer (the "Merger"), with Merger Sub being the surviving corporation. In the Merger, each outstanding share of Common Stock of the Issuer (other than shares as to which dissenter's rights are perfected) was converted into the right to receive a cash payment of $11.75 (the "Merger Consideration"), and each outstanding share of Merger Sub common stock was converted into one share of the Issuer's Common Stock. As a result of the Merger, the Issuer became a wholly-owned subsidiary of USDL and the Issuer's shareholders will receive the Merger Consideration, without interest, in exchange for their shares.

                  Item 5 is amended to add the following paragraph:

Item 5.           Interest in Securities of the Issuer.

                  As of November 18, 1996, as a result of the Merger, none of Steel Partners II, L.P., Steel Partners Services, Ltd., Warren Lichtenstein or Lawrence Butler was the beneficial owner of any shares of the Common Stock of the Issuer, each outstanding share of the Common Stock of the Issuer beneficially owned by each Reporting Person having been converted into the right to receive a cash payment of $11.75.

------------------------------                      ----------------------------
CUSIP No. 584578108                    13D           Page 7 of 7 Pages
------------------------------                      ----------------------------

                                   SIGNATURES

                  After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  November 21, 1996              STEEL PARTNERS II, L.P.

                                       By:  Steel Partners, L.L.C.,
                                            General Partner

                                       By:  /s/ Warren G. Lichtenstein,
                                          --------------------------------------
                                            Warren G. Lichtenstein,
                                            Chairman of the Board

                                       STEEL PARTNERS SERVICES, LTD.


                                       By:  /s/ Warren G. Lichtenstein,
                                          --------------------------------------
                                            Warren G. Lichtenstein,
                                            Chief Executive Officer

                                       /s/ Warren G. Lichtenstein
                                       --------------------------------------
                                           WARREN G. LICHTENSTEIN


                                       /s/ Lawrence Butler
                                       --------------------------------------
                                           LAWRENCE BUTLER